                                                      Exhibit 4.5

                   ASSUMPTION OF STOCK OPTIONS


          AGREEMENT made as of September 27, 1994 by FIRST
COMMONWEALTH FINANCIAL CORPORATION, a Pennsylvania corporation
("FCFC"), and UNITED NATIONAL BANCORPORATION, a Pennsylvania orporation ("United").

                           WITNESSETH:

          WHEREAS, the Agreement and Plan of Reorganization made as of March 25, 1994 (the "Reorganization Agreement") by FCFC and United provides that, upon the effective date of the merger described in the Reorganization Agreement (the "Effective Date"), FCFC shall assume all outstanding stock options and stock appreciation rights held by United employees (the "United Optionees").

          NOW, THEREFORE, the parties hereto, each intending to be legally bound hereby, agree as follows:

          1. Effective on the Effective Date, FCFC hereby assumes pursuant to the Reorganization Agreement the obligation of United under all presently outstanding stock option agreements or stock appreciation rights agreements ("United Options") held by United Optionees and agrees that upon exercise of a United Option, FCFC will issue and deliver to the optionee shares of common stock, par value $1 per share, of FCFC (the "FCFC Common Stock") instead of shares of common stock, par value $2.50 per share, of United (the "United Common Stock"), at the rate of 2 shares of FCFC Common Stock for each share of United Common Stock covered by the option or cash in the case of stock appreciation rights; provided, however, FCFC shall not issue any fractional shares of its Common Stock and any fractional shares that result from the conversion shall be disregarded.

          2. Subsequent to the Effective Date, each United Option hereby assumed shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any FCFC stock split, stock dividend, recapitalization or other similar transaction.

          WITNESS the due execution hereof on the date first above written.

UNITED NATIONAL BANCORPORATION     FIRST COMMONWEALTH FINANCIAL
                                     CORPORATION


By /s/Robert C. Williams          By /s/E. James Trimarchi
         President                           Chairman


By /s/Dorothy J. Jamison          By /s/David R. Tomb, Jr.
         Secretary                           Secretary